UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 11, 2013
 _____________________
Palo Alto Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-2530195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4401 Great America Parkway Santa Clara, California 95054 (Address of principal executive office, including zip code)

(408) 753-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
On December 11, 2013, Palo Alto Networks, Inc. (the “Company”) held its 2013 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, proxies representing 63,249,938 shares of the Company’s common stock, or approximately 87% of the total shares entitled to vote, were present and voted on the three proposals below, each of which is described in more detail in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission on October 30, 2013:
Proposal One – Election of Directors. The following nominees were elected as Class II directors to serve until the 2016 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Asheem Chandna	52,834,114	572,939	9,842,885
James J. Goetz	52,850,743	556,310	9,842,885
Mark D. McLaughlin	52,711,362	695,691	9,842,885
The Company’s Board of Directors is comprised of eight members who are divided into three classes with overlapping three-year terms. The term of the Company’s Class III directors, Carl Eschenbach, Charles J. Robel and Daniel J. Warmenhoven, will expire at the 2014 Annual Meeting of Stockholders. The term of the Company’s Class I directors, John M. Donovan and Nir Zuk, will expire at the 2015 Annual Meeting of Stockholders.
Proposal Two – Ratification of the Appointment of Independent Registered Public Accounting Firm. The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2014 was ratified.

Votes For	Votes Against	Abstentions	Broker Non-Votes
63,013,131	225,755	11,052	—
Proposal Three – Advisory Resolution to Approve Executive Compensation. The Company’s stockholders cast their votes with respect to an advisory resolution to approve executive compensation as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
52,736,226	630,664	40,163	9,842,885

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PALO ALTO NETWORKS, INC.

By:	/s/ MARK D. MCLAUGHLIN
Mark D. McLaughlin
President, Chief Executive Officer and Director

Date: December 12, 2013